FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-190246-11

JPMBB COMMERCIAL MORTGAGE SECURITIES TRUST 2014-C26 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2014-C26

JOINT BOOKRUNNERS:  J.P. MORGAN SECURITIES LLC, BARCLAYS CAPITAL INC.,
CREDIT SUISSE SECURITIES (USA) LLC
CO-LEAD MANAGERS:   J.P. MORGAN SECURITIES LLC, BARCLAYS CAPITAL INC.
CREDIT SUISSE SECURITIES (USA) LLC
CO-MANAGER:         DREXEL HAMILTON, LLC
RATING AGENCIES:    MOODY'S/DBRS/KBRA
OFFERING TYPE:      SEC-REGISTERED

***OFFERED CERTIFICATES - PUBLIC***

	RATINGS	SIZE	WAL	CERT	CERT
CL	(MDY/DBRS/KBRA)	($MM)	(YRS)	C/E	LTV	PXD	YLD%	CPN%	$PX
A1	Aaa/AAA/AAA	59.050	3.02	30.000%	47.0%	S+40	1.5803	1.5962	99.9998
A2	Aaa/AAA/AAA	211.650	4.89	30.000%	47.0%	S+70	2.3544	3.0185	102.9996
A3	Aaa/AAA/AAA	300.000	9.77	30.000%	47.0%	S+93	3.1176	3.2312	100.9999
A4	Aaa/AAA/AAA	337.579	9.89	30.000%	47.0%	S+95	3.1458	3.4943	102.9994
ASB	Aaa/AAA/AAA	106.446	7.30	***NOT AVAILABLE***
AS	Aa1/AAA/AAA	94.224	9.96	23.500%	51.4%	S+125	3.4508	3.7996	102.9994
B	Aa3/AA/AA	67.045	9.96	18.875%	54.5%	S+140	3.6008	3.9508	102.9998
C	A3/A(h)/A	48.924	9.96	15.500%	56.8%	S+210	4.3008	WAC	101.4842

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$1,449,606,872
NUMBER OF LOANS:	69
NUMBER OF PROPERTIES:	93
WA CUT-OFF LTV:	67.2%
WA MATURITY LTV:	58.9%
WA U/W DSCR:	1.69x
WA U/W NOI DEBT YIELD:	10.3%
TOP TEN LOANS %:	37.6%
WA TERM TO MATURITY (MOS):	110
WA AMORTIZATION TERM (MOS):	354
WA SEASONING (MOS):	1

LOAN SELLERS:     JPMORGAN CHASE BANK, N.A. (36.9% of IPB)
COLUMN FINANCIAL, INC. (21.0% of IPB)
BARCLAYS BANK PLC (18.9% of IPB)
REDWOOD COMMERCIAL MORTGAGE CORPORATION (10.9% of IPB)
GENERAL ELECTRIC CAPITAL CORPORATION (7.1% of IPB)
RAIT FUNDING, LLC (5.1% of IPB)

TOP 5 PROPERTY TYPES: OFFICE (43.5%), MULTIFAMILY (16.8%), HOTEL (16.3%),
RETAIL (15.6%), INDUSTRIAL (3.4%)

TOP 5 STATES:         FL (15.8%), NY (11.5%), TX (9.1%), MA (6.3%), GA (6.1%)

MASTER SERVICER:             MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NA
SPECIAL SERVICER:            MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NA
SENIOR TRUST ADVISOR:        PENTALPHA SURVEILLANCE LLC
DIRECTING CERTIFICATEHOLDER: BLACKROCK REALTY ADVISORS, INC.

DOCUMENTS & TIMING
TERM SHEET, ANNEX A:     AVAILABLE
FWP:                     AVAILABLE
ANTICIPATED SETTLEMENT:  ON OR ABOUT DECEMBER 29, 2014

JPM SYNDICATE              BARCLAYS SYNDICATE        CS SYNDICATE
212-834-4154               212-412-5780              212-325-8539
ANDY CHERNA                BRIAN WIELE               CRAIG LEONARD
MICK WIEDRICK              KENNY ROSENBERG           ROGER TEDESCO
JENNIFER KORNBLAU          MARK LACERENZA            KARI ZHANG

JPM CMBS BANKING           BARCLAYS CMBS BANKING     CS CMBS BANKING
KUNAL SINGH 212-834-5467   DAN VINSON 212-528-8224   CHUCK LEE 212-538-1807

JPM CMBS TRADING           BARCLAYS CMBS TRADING     CS CMBS TRADING
ANDY TAYLOR 212-834-3813   MAX BAKER 212-528-7970    CHRIS CALLAHAN 212-325-4240

--------------------------------------------------------------------------------
The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-400-7834 or emailing abs_synd@jpmorgan.com.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded.  Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

IRS CIRCULAR 230 NOTICE:  THE INFORMATION PROVIDED HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES.  THE INFORMATION PROVIDED HEREIN IS WRITTEN AND PROVIDED BY J.P. MORGAN SECURITIES LLC IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

This announcement (which includes the attached PDF files) shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities referenced in this announcement in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The distribution of materials relating to the offering, and the transactions contemplated by the offering, may be restricted by law in certain jurisdictions.  If materials relating to the offering come into your possession, you are required by the issuer to inform yourself of and to observe all of these restrictions.  The materials relating to the offering do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law.  If a jurisdiction requires that the offering be made by a licensed broker or dealer and the underwriters or any affiliate of the underwriters is a licensed broker or dealer in that jurisdiction, the offering shall be deemed to be made by the underwriters or such affiliate on behalf of the Issuer in this jurisdiction.

THIS ANNOUNCEMENT IS NOT TO BE FORWARDED OR DISTRIBUTED TO ANY OTHER PERSON AND IS NOT TO BE REPRODUCED IN ANY MANNER WHATSOEVER.  ANY FURTHER FORWARDING, DISTRIBUTION OR REPRODUCTION OF THIS ANNOUNCEMENT IN WHOLE OR IN PART IS UNAUTHORIZED.  FAILURE TO COMPLY WITH THIS DIRECTIVE MAY RESULT IN A VIOLATION OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED.

Any offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance. An indication of interest in response to this announcement will involve no obligation or commitment of any kind.

You should not reply to this announcement.  Any reply e-mail communications, including those you generate by using the "Reply" function on your e-mail software, will be ignored or rejected.